EXHIBIT 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 of Keane, Inc. for the registration $150,000,000 of 2% Convertible Subordinated Debentures due 2013 and of 8,174,835 shares of its common stock issuable upon conversion of such debentures and to the incorporation by reference therein of our report dated March 21, 2003, with respect to the consolidated financial statements of Keane, Inc. included in its Annual Report on Form 10-K for the years ended December 31, 2002, 2001, and 2000 filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

Boston, Massachusetts

September 8, 2003